UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 21, 2007

FAVRILLE, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-51134	33-0892797
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

10445 PACIFIC CENTER COURT
SAN DIEGO, CALIFORNIA		92121
(Address of Principal Executive Offices)		(Zip Code)

(858) 526-8000

(Registrants telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On June 21, 2007, the Board of Directors of Favrille, Inc. (the “Company”) approved the amendment of the Company’s Amended and Restated 2001 Equity Incentive Plan (as amended to date, the “Plan”), effective immediately, to provide that:

(a)           neither the Company’s board of directors nor any committee appointed by the board of directors shall have the authority to: (i) reprice any outstanding stock awards under the Plan, or (ii) cancel and re-grant any outstanding stock awards under the Plan, or (iii) buyout any underwater options granted under the Plan for cash, in each case, unless the stockholders of the Company have approved such an action within 12 months prior to such an event;

(b)           the aggregate maximum number of shares of common stock that may be issued pursuant to stock awards under the Plan, other than options and stock appreciation rights, shall be limited to 50% of the share reserve of the Plan; and

(c)           the exercise price of each nonstatutory stock option granted under the Plan shall be not less than 85% of the fair market value of the common stock subject to the option on the date the option is granted, unless such option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Internal Revenue Code of 1986, as amended; provided, however, that the exercise price of each nonstatutory stock option shall be not less than 100% of the fair market value of the common stock subject to the option on the date the option is granted, unless such option is granted in a manner satisfying the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.

The foregoing is a summary description of the amendment of the Plan and by its nature is incomplete.  It is qualified in its entirety by the text of the Plan (as so amended), a copy of which will be filed with the Securities and Exchange Commission as an exhibit to Favrille’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

See the information set forth under Item 1.01 above.

On June 21, 2007, Arda M. Minocherhomjee, Ph.D., resigned from the Board of Directors of Favrille, effective immediately.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAVRILLE, INC.

	By:	/s/ Tamara A. Seymour
Date: June 26, 2007		Tamara A. Seymour
Chief Financial Officer